Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: FOR MORE INFORMATION,
May 24, 2005	CONTACT: Robert L. Schumacher
at (276) 326-9000

First Community Bancshares, Inc. (FCBC) Announces
Updated Authorization to Repurchase Stock

     Bluefield, Virginia – First Community Bancshares, Inc. (“the Company”) (Nasdaq: FCBC; www.fcbinc.com) announced today that its Board of Directors has updated its authorization of its Stock Repurchase Program. Under the renewed Stock Repurchase authority, the Company is authorized to repurchase approximately 550,000 of the Company’s common shares in the open market from time to time as market conditions allow over the succeeding twelve-month period beginning May 24, 2005. The purchase of any or all of such shares authorized for repurchase will be dependent on management’s assessment of market conditions and may be commenced or suspended at any time without prior notice. The shares repurchased by the Company under the Stock Repurchase Program will be held as treasury shares and may be utilized in future merger transactions, or to fund the Company’s obligations under its stock option plans, and its Employee Stock Ownership Plan.

     First Community Bancshares, Inc. headquartered in Bluefield, Virginia, is a $1.91 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 53 full-service banking locations, six loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National market under the symbol “FCBC”.

DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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